SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549-1004

                                   FORM 8-K

                                CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported) April 15, 1998
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                      Commission File Number 1-5324
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                           NORTHEAST UTILITIES
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         (Exact name of registrant as specified in its charter)


                MASSACHUSETTS                 04-2147929
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     (State or other jurisdiction of          (I.R.S. Employer
      incorporation or organization)         Identification No.)


    174 BRUSH HILL AVENUE, WEST SPRINGFIELD, MASSACHUSETTS 01090-0010
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           (Address of principal executive offices)        (Zip Code)


                             (413) 785-5871
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          (Registrant's telephone number, including area code)


                             Not Applicable
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      (Former name or former address, if changed since last report)


Item 5. Other Events

1.   Electric Utility Restructuring - Connecticut

     On April 15, 1998, the Connecticut legislature approved a comprehensive electric utility restructuring bill. A key element of the bill is that it introduces a clear path to competition in the state, while permitting, subject to mitigation requirements discussed below, utilities to fully recover their strandable costs. Strandable costs are expenditures incurred, or commitments for future expenditures made, on behalf of customers with the expectation such expenditures would continue to be recoverable in the future through rates.

     In particular, the bill provides, among other things, that:

     (i) Retail choice will be phased in over six months beginning January 2000, with up to 35 percent of customers located in distressed cities initially being eligible to choose their electric supplier, and 100 percent of customers thereafter having choice by July 2000; rates will be capped at December 31, 1996 levels from July 1, 1998 until December 31, 1999;

     (ii) Customers who do not choose an alternate supplier could take standard offer service from the existing utility until January 2004, which service must be at a rate that is at least 10 percent less than rates in effect on December 31, 1996;

     (iii) Rates will be unbundled into several components, including charges for transmission, distribution, generation, the recovery of strandable costs, public policy costs and new conservation and renewable programs; Strandable costs will be recovered through a competitive transition assessment (CTA).

     (iv) Electric utilities will be required to auction their non-nuclear generating assets by January 2000 and their nuclear generating assets by January 2004 in order to recover strandable costs; affiliates of the electric utilities will be allowed to bid at both auctions; if nuclear plants cannot be sold above the minimum price set by the Connecticut Department of Public Utility Control (DPUC), then they must be transferred to an affiliate at a value determined by the DPUC; and nuclear strandable costs can be recovered for the amount by which their book value exceeds the minimum price set by the DPUC; and

     (v) Securitization is allowed for generation-related regulatory assets and the costs associated with renegotiated above-market purchased power contracts, including FERC-regulated contracts approved for inclusion in rates that were entered into before July 1, 2000. The above-market portion of purchased power contracts that have not been renegotiated can be collected through the CTA.

     The Connecticut Light and Power Company (CL&P), a wholly owned subsidiary of Northeast Utilities (NU), is subject to this legislation. As of December 31, 1997, CL&P's net investment in non-nuclear generating assets was approximately $200 million, and its net investment in nuclear generating assets, excluding its investment in certain regional nuclear companies, was approximately $2.3 billion. CL&P currently estimates that at least $600 million of CL&P's regulatory assets could be securitized and above-market purchased power costs would be collected through the CTA. Based on current market prices, CL&P has above-market purchase power obligations, the combined net present value of which is in excess of one billion dollars.

     Although CL&P is permitted under this legislation to fully recover its strandable costs as discussed above, CL&P's earnings prospects in a restructured environment will be affected in ways that cannot now be estimated.

     The bill must be signed by Governor Rowland before it becomes law.

     For more information regarding this matter, see "Item 1.
Business-Electric Utility Restructuring and "-Rates-Connecticut Retail Rates" in NU's 1997 Form 10-K.

2.  Connecticut Rate Matters and Ratings Downgrades

     On April 20, 1998, the DPUC issued a draft decision that would, if adopted unchanged, remove Millstone 2 from CL&P's rate base effective May 1, 1998. In making this decision, the DPUC concluded that Millstone 2 is unlikely to return to service in 1998. CL&P currently estimates that Millstone 2 will restart approximately three to four months after the restart of Millstone 3. CL&P hopes Millstone 3 will return to service following an NRC commissioners vote in May 1998. The draft decision further concluded that the DPUC would automatically remove Millstone 3 from CL&P's rate base effective July 1, 1998 if the unit has not been operating for 100 continuous hours at 95 percent capacity by that date. Based on its current restart assumptions, CL&P believes that it is likely to meet this goal. If they are removed from rates, the draft decision also provides for Millstone 3 and Millstone 2 to be reinstated into rate base upon achieving that goal.

     The DPUC said that removing Millstone 2 from rate base will result in an annual reduction of CL&P's current revenue requirements of $37.7 million, or about $3.1 million a month. This was computed by disallowing CL&P recovery of Millstone 2's operation and maintenance costs, depreciation and a return on capital, but allowing CL&P to recover in the future the replacement power costs it has been expensing for Millstone 2 for the past two years. The net reduction of revenue requirements associated with removing Millstone 3 from rate base would be about $13.2 million a month.

     The DPUC decided in its draft decision to make the revenue requirement reduction "non-cash" by allowing CL&P to accrue the reductions associated with the removal of Millstone 2 and Millstone 3, if applicable, from rate base and apply them against the replacement power costs associated with the early retirement of the Connecticut Yankee nuclear power plant (CY) that have been deferred by order of the DPUC, pending a final decision by the Federal Energy Regulatory Commission on the prudence of the early retirement and the costs associated therewith. CL&P has been deferring these CY replacement power costs since June 1997 and the projected deferral through June 1998 is approximately $65 million.

     The draft decision, if it becomes final, would create additional pressures on CL&P's ability to meet certain financial covenants in its existing credit agreements. If the final decision is not changed, it would reduce CL&P's earnings and would therefore make both of CL&P's key revolving credit line covenants more difficult to meet. NU and its wholly owned subsidiary, Western Massachusetts Electric Company (WMECO), are also parties to this credit agreement. Similar covenant requirements are included in an operating lease, which CL&P entered into in June of 1996, related to the use of four turbine generators having an installed cost of approximately $70 million. CL&P will closely review its 1998 projections in light of the draft decision to determine whether there are additional measures that can be implemented to assure that these covenants are met, including an evaluation of the restart schedule for Millstone 2.

     As a result of this draft decision, CL&P plans to begin contacting the banks involved in the impacted agreements to review the status of the companies' performance against the covenants. CL&P also will urge the DPUC to modify its decision both in written exceptions that are due April 24, 1998 and in oral arguments that are scheduled for the afternoon of April 27, 1998. A final decision is expected on April 29, 1998.

     If CL&P breached these covenants, the bank creditors would have a number of options, including causing the acceleration of the affected indebtedness, reducing CL&P's access to further credit, seeking higher interest rates and fees, asking for additional collateral and additional measures which CL&P cannot predict.

     On April 22, 1998, Moody's Investors Services (Moody's) downgraded the senior secured debt of CL&P and WMECO to Ba3 from Ba2. Moody's also downgraded CL&P and WMECO's preferred stock and NU's unsecured amortizing notes. The ratings remain under review. Moody's indicated that the downgrade was primarily due to the DPUC's decision discussed above. In particular, Moody's stated that the decision "adds to pressure for restart at a time when existing financial strains are already significant."

     The downgrade of WMECO's senior secured debt brought those ratings to a level at which the sponsor of WMECO's $40 million accounts receivable program could elect to terminate the program. WMECO immediately notified the sponsor of the downgrade and is waiting for a response. In the event that the program is terminated by the sponsor, WMECO could elect to immediately pay off the outstanding obligations or wind down the program pursuant to its terms. As of April 22, 1998, WMECO had sold approximately $20 million of receivables under the program.

     CL&P's $200 million accounts receivables program could be terminated if its senior secured debt is downgraded one more step.

     For more information regarding these matters, see NU's Current Report on Form 8-K dated March 9, 1998 and "Item 1. Business-Rates-Connecticut Retail Rates" and "-Financing Program" in NU's 1997 Form 10-K.



                                  SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    NORTHEAST UTILITIES
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                                        Registrant


Date  April 22, 1998             By /s/John B. Keane
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                                   John B. Keane
                                   Vice President and Treasurer